Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Kratos Defense & Security Solutions, Inc. pertaining to the Integral Systems, Inc. Amended and Restated 2002 Stock Option Plan, Integral Systems, Inc. 2008 Stock Incentive Plan, Amended and Restated 1999 Employee Stock Purchase Plan and the 2011 Equity Incentive Plan, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of September 25, 2009 and for the years ended September 25, 2009 and September 30, 2008, included in the October 11, 2011 Form 8-K/A of Kratos Defense & Security Solutions, Inc.

/s/ ERNST & YOUNG LLP

McLean, Virginia
October 24, 2011